Exhibit 5.1












February 22, 2001



Dear Sirs:


Ciba Specialty Chemicals Holding Inc.

This opinion is being provided to you by the undersigned as Corporate Counsel in Switzerland for Ciba Specialty Chemicals Holding Inc., a corporation organized under the laws of Switzerland (hereinafter called the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of 1,764,094 American Depositary Shares, each representing one half of one ordinary share, par value CHF 10 per share (the "ADSs") (and the 882,047 ordinary shares underlying such ADSs), to be issued pursuant to options granted under the 1997 Leveraged Executive Asset Plan for Key Executives of Ciba Specialty Chemicals Corporation, the Ciba Specialty Chemicals Corporation 1998 Stock Plan, and the Ciba Specialty Chemicals Corporation 1999 Stock Option Plan (collectively, the "Plans").

In that connection, I have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including the Articles of Association of the Company.

Based upon the foregoing, I am of the opinion as follows:

1. The Company is a validly existing corporation under the laws of Switzerland; and

2. The shares and/or the ADSs have been duly and validly authorized, and when issued and delivered by the Company in accordance with the Plans and the stock options exercised thereunder, will be validly issued, fully paid and nonassessable.


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I hereby consent to the filing of this opinion as part of the Registration
Statement and to the use of my name therein.

Yours sincerely,

/s/ Peter Sidler
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Peter Sidler
Senior Tax and Corporate Counsel
Attorney at Law